Exhibit 99.1
FOR IMMEDIATE RELEASE:

DATE: August 5, 2024

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com

Kennametal Announces David Bersaglini as President of Metal Cutting Segment

PITTSBURGH, August 5, 2024 — Kennametal Inc. (NYSE: KMT) today announced that David Bersaglini will join the company as Vice President of Kennametal Inc. and President of the Metal Cutting segment, effective August 26, 2024. Bersaglini has nearly 25 years of experience and comes to the company from Copeland, a spin-off of Emerson, where he was Vice President and General Manager of Global Refrigeration.
“Dave brings a strong track record of success to Kennametal, with extensive experience leading businesses in the global industrial space and a proven ability to develop and implement strategic initiatives,” said Sanjay Chowbey, President and CEO.
Chowbey added, “His valuable commercial expertise, growth mindset and results orientation make him the ideal choice to lead the Metal Cutting business. Dave will be instrumental in our journey to create shareholder value through growth, margin expansion and a balanced capital allocation strategy."
Bersaglini will serve on the company’s Executive Leadership Team and will report directly to Chowbey, whom he succeeds as President, Metal Cutting.

About Bersaglini
As President of the Metal Cutting segment, Bersaglini will be accountable for all aspects of the global business, including advancing the strategy, driving operational excellence and delivering profitable growth.
Most recently, Bersaglini was Vice President and General Manager of Copeland’s $1B Global Refrigeration segment and was responsible for developing and implementing strategy to deliver long-term profitable growth for the Americas, Europe and Asia. In this role, he was also responsible for manufacturing, global product strategy, engineering development, sales and marketing. Prior, he managed a $650M P&L as Vice President and General Manager, Refrigeration.

Bersaglini joined Emerson in 2001 and progressed through leadership roles in product management, marketing, sales, strategic planning and general management before transitioning to Copeland during the 2023 spin-off. Throughout his tenure with Emerson, Bersaglini focused on driving value creation through growth by developing market strategies and new products to deliver differentiated solutions to end customers. As Vice President, Marketing and Development he was responsible for the Asia Pacific market and he also held an enterprise-level leadership role as Vice President, Corporate Planning.
Bersaglini earned a Bachelor of Science in mechanical engineering and a Master of Business Administration from The Ohio State University.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2.1 billion in revenues in fiscal 2023. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.
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